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                                                  Exhibit (10)(b)

                AMENDMENT OF STOCK INCENTIVE PLAN


      The Corporation's Stock Incentive Plan (the "Plan") does not permit the recipient of an option granted thereunder to transfer the option except by will or by the laws of descent and distribution. The Plan also states that all options granted to a participant under the Plan may be exercisable during his lifetime only by him or his guardian or legal representative. It is desirable to grant the Compensation Committee the authority, on a case-by-case basis, to provide for the transfer of an option by the optionee for estate planning or other purposes determined by the Committee to be appropriate to persons or entities on terms and conditions as may be permitted by Securities and Exchange Commission (the "SEC") interpretation of, or amendment to, Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934. Under current SEC interpretations, an optionee may transfer options to (i) members of his immediate family (i.e., children, grandchildren or spouse); (ii) trusts for the benefit of such family members; and (iii) partnerships whose only partners are such family members. The grant of an option that may be transferred (or the amendment of an outstanding option to allow for its transferability) would not be exempt under former Rule 16b-3 and, accordingly, the option price would be matched against any sale of Sundstrand stock by the recipient within a period of six months before or after the option is granted or amended.
Such grant or amendment, however, would not affect the exemption provided by Rule 16b-3 for the recipient of other options which are not transferrable. Accordingly, it is proposed that the Plan be amended as set forth in the following resolution.

            RESOLVED, by the Board of Directors of Sundstrand
      Corporation, that Section 6.11 of the Sundstrand
      Corporation Stock Incentive Plan be, and it hereby is, amended to read as follows (the amended language is italicized):

            "6.11 Nontransferability of Options.  No Option
            granted under the Plan may be sold, transferred,
            pledged, assigned, or otherwise alienated or
            hypothecated, except in accordance with the
            Participant's beneficiary designation, by will, or
            by the laws of descent and distribution.  Further,
            all Options granted to a Participant under the Plan
            shall be exercisable during his lifetime only by
            such Participant or his guardian or legal
            representative. [The foregoing notwithstanding, the
            Committee, on a case-by-case basis, may provide for the transferability of an Option in the manner established by the Committee, by a Participant to persons or entities on terms and conditions as may be permitted by Securities and Exchange Commission interpretation of, or amendment to, Rule 16b-3.
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            Any determination by the Committee to provide for
            the transferability of an option by any one
            Participant under the Plan shall not be deemed to provide to any other Participant under the Plan a right of transferability with respect to an Option granted under this Plan to such other Participant."]